(a)(111)

VOYA INVESTORS TRUST

AMENDMENT #102 TO THE AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

Effective: October 15, 2015

The undersigned, being a majority of the Trustees of Voya Investors Trust, a Massachusetts business trust (the “Trust”), acting pursuant to the Trust’s Amended and Restated Agreement and Declaration of Trust, dated February 26, 2002, as amended (the “Declaration of Trust”), including Article VI, Sections 6.1, 6.2 and 6.3 and Article XI, Section 11.4, hereby amend the Declaration of Trust to:

1.     Designate Class R6 shares for Voya Large Cap Growth Portfolio and Voya Large Cap Value Portfolio.

The foregoing shall be effective upon the date first written above.

/s/ Colleen D. Baldwin	/s/ Russell H. Jones
Colleen D. Baldwin, as Trustee	Russell H. Jones, as Trustee

/s/ John V. Boyer	/s/ Patrick W. Kenny
John V. Boyer, as Trustee	Patrick W. Kenny, as Trustee

/s/ Patricia W. Chadwick	/s/ Shaun P. Mathews
Patricia W. Chadwick, as Trustee	Shaun P. Mathews, as Trustee

/s/ Dr. Albert E. DePrince	/s/ Joseph E. Obermeyer
Dr. Albert E. DePrince, Jr., as Trustee	Joseph E. Obermeyer, as Trustee

/s/ Peter S. Drotch	/s/ Sheryl K. Pressler
Peter S. Drotch, as Trustee	Sheryl K. Pressler, as Trustee

/s/ Martin J. Gavin	/s/ Roger B. Vincent
Martin J. Gavin, as Trustee	Roger B. Vincent, as Trustee